Exhibit 99.1

Celsion Announces Resignation Of William Hahne, M.D., Vice President Clinical And Medical Affairs

Columbia, MD - December 14, 2007: CELSION CORPORATION (AMEX: CLN) today announced that William Hahne, M.D., has resigned as Vice President of Clinical and Medical Affairs to pursue other opportunities. Dr. Hahne’s resignation will take effect on December 31, 2007

“We thank Bill for his contribution over these past two years and wish him well in his future endeavors”, commented Mr. Michael H. Tardugno Celsion President and CEO.

About Celsion:

Celsion is dedicated to the development and commercialization of oncology drugs including tumor-targeting treatments using focused heat energy in combination with heat activated drug delivery systems. Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, North Shore Long Island Jewish Health System. Additional information about Celsion Corporation can be found on the Celsion web site at www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Paul G. Henning

Cameron Associates

212-554-5462

phenning@cameronassoc.com